EXHIBIT 10.1

STANDARD FORM

INDUSTRIAL BUILDING LEASE

1. BASIC TERMS.

This Section 1 contains the Basic Terms of this lease (this “Lease”) between Landlord and Tenant, as each is named below.  Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1 Effective Date of Lease:  September 9, 2014.

1.2 Landlord:  First Industrial, L.P.

1.3 Tenant:  Clearfield, Inc. a Minnesota corporation.

1.4 Premises: Suite 100 approximately 70,771 rentable square feet in the building commonly known as 7050 Winnetka Avenue North, Brooklyn Park MN 55428 (the “Building”).  The Building’s total square feet is 142,291.  The Premises are depicted on Exhibit A-1.

1.5 Property:  The real property on which the Building is located, as legally described on Exhibit A.

1.6 Lease Term: ten (10) years and approximately two (2) months (“Term”), commencing on the later to occur of: (a) January 1, 2015 and (b) the Substantial Completion Date (as defined in Exhibit C) (the later to occur of (a) and (b), the “Commencement Date”) and ending, subject to Section 2.4 below, on the last day of the month in which the day that is ten (10) years and two (2) months after the Commencement Date occurs (“Expiration Date”). On Landlord’s prior notice to Tenant to be given approximately two (2) weeks prior to the Commencement Date, Landlord shall permit Tenant to have access to, or possession of, the Premises prior to the Commencement Date, on all of the terms and conditions of this Lease (except the obligation to pay Base Rent, as defined below), as more particularly set forth in Section 5.4.  Tenant shall also have the Renewal Option described in the attached addendum.

1.7 Permitted Uses:  (See Section 4.1) Light manufacturing and related industrial activities, general warehousing and distribution of non-hazardous goods, and office use.

1.8 Tenant’s Guarantor: None.

1.9 Brokers:  (A) Tenant’s Broker: Tegra Group; and (B) Landlord’s Broker: Colliers.

1.10 Security/Damage Deposit:  (See Section 4.4) $50,000.00, either in cash or a letter of credit that satisfies the terms and conditions of Section 4.4.1.

1.11 Tenant’s Proportionate Share: 49.84%.

1.12 Addendums to Lease:  The following addendums are attached to and made a part of this Lease:

Lease Option – Right of First Opportunity to Lease Contiguous Space

Lease Option – Termination

Lease Option - Renewal

Exhibits to Lease:  The following exhibits are attached to and made a part of this Lease:  A (Legal Description); A-1 (Depiction of Premises); B (Tenant Operations Inquiry Form); C (Landlord’s Work, if any); D (Confirmation of Commencement Date); E (Broom Clean Condition and Repair Requirements); Exhibit F (Rules and Regulations); Exhibit G (Tenant Contacts).

2. LEASE OF PREMISES; RENT.

2.1 Lease of Premises for Lease Term.  Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2 Types of Rental Payments. Tenant shall pay net base rent (the “Base Rent”) to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term, in the amounts and for the periods as set forth below:

Lease Period	Monthly Base Rent	Base Rent Net of Abated Rent (If Applicable) *
Month 1 – Month 2	$0.00 (Gross Free)	$0.00 (Gross free)
Month 3 – Month 14	$29,193.04	N/A
Month 15 – Month 26	$29,922.86	N/A
Month 27 – Month 38	$30,670.93	N/A
Month 39 – Month 50	$31,437.71	N/A
Month 51 – Month 62	$32,223.64	N/A
Month 63 – Month 74	$33,029.23	N/A
Month 75 – Month 86	$33,854.96	N/A
Month 87 – Month 98	$34,701.35	N/A
Month 99 – Month 110	$35,568.87	N/A
Month 111 – Month 122	$36,458.10	N/A

If the Commencement Date does not fall on the first day of a calendar month, then Months 1 – 2, as set forth above, shall mean the two (2) month period commencing with the Commencement Date, Month 3 shall mean the period commencing with the first day after the last day of Month 2 and continuing through and including the last day of the first full calendar month to elapse following the calendar month in which the last day of Month 2 occurs, and Month 4, Month 5, Month 6, Month 7, etc., shall mean the successive full calendar months thereafter.  By way of illustration only, if the Commencement Date is January 11, 2015 then the last day of Month 2 is March 10, 2015, Month 3 will mean the period from March 11, 2015 to April 30, 2015, and Month 4 will mean May of 2015.  Notwithstanding anything to the contrary, for Month3 only, Base Rent shall be calculated on a per day basis, at a rate of $975.12 per day multiplied by the number of days in Month 3.  Rent (as hereinafter defined) shall be abated 100% for Month 1 and Month 2, such that Rent shall be $0.00 per month for Months 1 and 2, subject to all of the terms of this Section 2.

Tenant shall also pay (a) Tenant’s Proportionate Share (as set forth in Section 1.12) of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (the sums described in (a) and (b), collectively, “Additional Rent”).

In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 calendar days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”) shall be imposed with respect to the then-delinquent Rent (as defined below) payment.

For purposes of this Lease, the Late Charge, Default Interest, as defined in Section 23.3 below, Base Rent and Additional Rent shall collectively be referred to as “Rent.”  All Rent shall be paid by Tenant to Landlord, c/o First Industrial, L.P. , P.O. Box 932251 , Cleveland, OH 44193, or if sent by overnight courier, PNC BANK C/O FIRST INDUSTRIAL LP, 4100 W. 150TH STREET, LOCKBOX NUMBER 932251, CLEVELAND, OH 44135 (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3 Required Payments at Execution.  Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent an amount equal to  the Security Deposit ($70,000.00) specified in Section 1.10 above and shall constitute a condition precedent to the Landlord’s obligations under this Lease.

2.4 Covenants Concerning Rental Payments.  Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as otherwise expressly set forth herein.  No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord.  If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 365 (366 in leap years) day, 12 month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

3. OPERATING EXPENSES.

3.1 Definitional Terms Relating to Additional Rent.  For purposes of this Section and other relevant provisions of the Lease:

3.1.1 Operating Expenses.  The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership, repair, restoration, maintenance and operation of the Property.  Operating Expenses may include, but are not limited to, any or all of the following:  (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, the Common Areas, as defined below); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas, together with any taxes on such utilities; (iii) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance provided by Landlord and relating to the Property; all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies; the amount of any deductible(s) if and to the extent a loss(es) is incurred and the applicable insurer(s) applies the deductible before making payment of any available insurance proceeds; and (iv) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property, not to exceed 3% of annual Rent, (v) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be amortized by Landlord over the useful life of such item; (vi) all professional fees incurred in connection with the operation, management and maintenance of the Property; (vii) Taxes, as hereinafter defined in Section 3.1.2; and (viii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; (ix) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park); and (x) all costs and expenses incurred to maintain, repair and replace all or any of the Common Areas. Notwithstanding anything contained above, the following shall be excluded from amounts payable by Tenant under this Lease as Operating Expenses: (a) except to the extent that any of the following are incurred or paid in connection with this Lease or this Tenant, leasing costs and commissions, costs of tenant disputes, leasehold improvements and other costs of preparing space for tenants, other tenant incentives, and expenses incurred in negotiating or enforcing leases; (b) interest, principal or any other payments under any mortgage or rental or any other payments under any ground lease; (c) costs for which Landlord is reimbursed, to the extent of such actual reimbursement received by Landlord, including costs covered by proceeds of insurance, condemnation awards or court judgments, amounts specially billed to and payable by an individual tenant (other than through operating expenses provisions of a lease) and costs covered by any manufacturer’s, contractor’s or other warranty to the extent of actual coverage; (d) fees and other costs for professional services provided by attorneys, space planners and architects, except as otherwise expressly set forth herein; (d) marketing and advertising expenses; (f) costs which under generally accepted accounting principles, consistently applied, are capitalized, except to the extent such costs are authorized pursuant to 3.1.1(v) above; (g) costs of curing construction defects in Landlord’s Work (but not any work performed by or on behalf of Tenant), if any; (h) depreciation; (ix) attorneys fees incurred by Landlord in any dispute with, or litigation brought by or against, any tenant, other than Tenant, and any attorneys’ fees incurred by Landlord in connection with any lease (other than this Lease) and any act of negligence or tortuous misconduct by Landlord, its employees, agents, and contractors;  (x) costs incurred because Landlord violates any lease; (xi) any fines, penalties, or costs incurred because Landlord violated any governmental law, ordinance, rule or regulation, including any environmental laws; (xii) any costs incurred in connection with any corrective action, investigation of site conditions, cleanup, removal, remediation, or restorative work required pursuant to complying with health and safety laws including OSHA or any environmental laws, except to the extent Tenant has any liability therefor pursuant to Section 9; (xiii) costs associated with the financing or refinancing of the Building; (xiv) intentionally deleted; (xv) any fines, penalties, late fees, or interest attributable to the negligent act or omission of the Landlord, or its agents, employees, or contractors in failing to make prompt payments of any kind, except to the extent that Tenant made any late payments to Landlord for such expenses; (xvi) the costs of any work performed or services rendered by Landlord or an affiliate of Landlord pursuant to its obligations hereunder to the extent such costs demonstrably exceed that which would have been charged by an unaffiliated third party of similar skill, competence and experience; and (xvii) travel, entertainment, lobbying, political contributions, and charitable contributions.

3.1.2 Taxes.  The term “Taxes,” as referred to in Section 3.1.1(vii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting either or both of (x) such taxes or assessments and (y) the assessed value of the Property.  Where Landlord has the option to pay any special assessments in installments, Landlord shall elect the option to pay such special assessments over the longest permissible time period and Tenant shall be responsible for that portion of the assessments to be paid during the Term and any extension thereof.  For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease.  Tenant will not be entitled to Tax Appeal Refunds if in default or if any Tax Appeal Fees are unpaid.

3.1.3 Operating Year.  The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term.

3.2. Payment of Operating Expenses.  Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, Tenant’s Proportionate Share of the Operating Expenses as set forth in Section 3.3.  Additional Rent commences to accrue on March 1, 2015.  The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term.  Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

3.3 Payment of Additional Rent.  Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year.  Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year).  If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor.  If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year (“Excess Additional Rent”), the Excess Additional Rent shall be credited against the Estimated Additional Rent next due from Tenant after Landlord’s determination that Excess Additional Rent has been paid by Tenant; provided, however, in the event that Tenant pays Excess Additional Rent during the final Lease Year, then upon the expiration of the Term, and determination, by Landlord, of the actual amount of Excess Additional Rent, Landlord or Agent shall pay Tenant the then-applicable Excess Additional Rent.

3.4 Auditing of Operating Expenses. As soon as is reasonably practical after each Operating Year, Landlord shall provide Tenant with a statement (a “Statement”) setting forth Tenant’s actual ultimate liability for its Proportionate Share of Operating Expenses for the subject Operating Year.  If Tenant disputes the amount set forth in a given Statement, Tenant shall have the right, at Tenant's sole expense, to cause Landlord's books and records with respect to the particular Operating Year that is the subject of that particular Statement to be audited (the “Audit”) by a qualified employee of Tenant mutually acceptable to Landlord and Tenant, if any, or by a certified public accountant mutually acceptable to Landlord and Tenant (the “Accountant”), provided Tenant (i) has not defaulted under this Lease and failed to cure such default on a timely basis and (ii) delivers written notice (an “Audit Notice”) to Landlord on or prior to the date that is sixty (60) days after Landlord delivers the Statement in question to Tenant (such 60-day period, the “Response Period”).  If Tenant fails to timely deliver an Audit Notice with respect to a given Statement, then Tenant's right to undertake an Audit with respect to that Statement and the Operating Year to which that particular Statement relates shall automatically and irrevocably be waived.  Any Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of the applicable Response Period, unless prior thereto, Tenant timely delivers an Audit Notice with respect to the then-applicable Statement.  If Tenant timely delivers an Audit Notice, Tenant must commence such Audit within sixty (60) days after the Audit Notice is delivered to Landlord, and the Audit must be completed within ninety (90) days of the date on which it is begun.  If Tenant fails, for any reason, to commence and complete the Audit within such periods, the Statement that Tenant elected to Audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct.  The Audit shall take place at the offices of Landlord where its books and records are located, at a mutually convenient time during Landlord's regular business hours.  Before conducting the Audit, Tenant must pay the full amount of Operating Expenses billed under the Statement then in question.  Tenant hereby covenants and agrees that the Accountant engaged by Tenant to conduct the Audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers.  If an Audit is conducted in a timely manner, such Audit shall be deemed final and binding upon Landlord and Tenant and shall, as between the parties, be conclusively deemed correct.  If the results of the Audit reveal that the Tenant’s ultimate liability for Operating Expenses does not equal the aggregate amount of Estimated Additional Rent actually paid by Tenant to Landlord during the Operating Year that is the subject of the Audit, the appropriate adjustment shall be made between Landlord and Tenant, and any payment required to be made by Landlord or Tenant to the other shall be made within thirty (30) days after the Accountant’s determination.  In no event shall this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses.  Tenant agrees that the results of any Audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity, provided, however, Tenant may disclose such confidential information to its employees, attorneys, brokers, agents, accountants, lenders, prospective lenders, prospective buyers and as otherwise required by Laws, to comply with its regulatory requirements, and/or pursuant to an order of court of competent jurisdiction.

4. USE OF PREMISES AND COMMON AREAS; SIGNAGE; SECURITY DEPOSIT.

4.1 Use of Premises and Property.  The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever.  Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any “Certificate of Occupancy” (or comparable permit or license) for either or both of the Premises and the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including, but not limited to, any covenant, condition or restriction encumbering the Property; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair the character, reputation or appearance of the Property; or (f) unreasonably inconvenience or disrupt the operations or tenancies of other tenants or permitted users of the Property.  On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form,” in the form attached hereto as Exhibit B, describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to be, and shall be, relied upon by Landlord.  From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with Section 8), Tenant shall provide an updated and current Tenant Operations Inquiry Form upon Landlord’s request.  The load bearing capacity of the floor in the Premises is 500 pounds per foot.

4.2 Use of Common Areas.  As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas.  Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time.  Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas.  Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by any or all of Landlord, other tenants or licensees or other persons entitled to use the Common Areas.  Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises.  In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith.  Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property.

4.3 Signage.  Tenant may affix an exterior sign to the façade of the Building, subject to obtaining prior written approval of Landlord as to the size, content and character, which approval shall not be unreasonably withheld or delayed, and then only in compliance with all applicable Laws. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal, or the installation or existence of the signs.

4.4 Security/Damage Deposit.  Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in Section 1.10 above, in cash (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder.  The Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security.  If Tenant defaults in the performance of any of its covenants hereunder, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord.  In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used.  If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within thirty (30) days after the later to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises.  Landlord may deliver the Security to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

4.4.1 Letter of Credit.  Provided Tenant has not been in Default under this Lease, Tenant many notify Landlord that Tenant desires to change the form of the Security to a letter of credit, and provided that the letter of credit satisfies all of the terms and conditions of this Section 4.4.1, Landlord shall accept it and return the cash Security to Tenant. Tenant may deliver to Landlord or Agent an irrevocable letter of credit (“L/C”) issued by a national U.S. banking institution (the “Issuer”) acceptable to Landlord, in its sole, but reasonable discretion, and in form and substance reasonably satisfactory to Landlord, in the amount set forth in Section [1.10] above (which shall, for the avoidance of doubt, also be referred to hereunder as the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder.  Tenant specifically acknowledges and agrees that Landlord shall not be deemed to act unreasonably if Landlord refuses to accept an L/C issued by a financial institution that has been placed in receivership or declared insolvent by the FDIC, or has accepted any federal assistance from the Troubled Assets Relief Program or any similar or comparable program or legislation.  In addition to any other items that Landlord may reasonably require, the L/C shall:  (a) name Landlord as its beneficiary; (b) have an initial term of no less than one year; (c) automatically renew for one year periods unless the issuer provides Landlord with at least 60 days’ advance written notice that the L/C will not be renewed; (d) the L/C shall permit partial draws; (e) the sole and exclusive condition to any draw on the L/C shall be that Landlord certifies to the issuer that either or both of the following is/are true:  (i) Tenant is the debtor in a pending bankruptcy proceeding; and (ii) Tenant is not in compliance with any of the terms of this Lease; and (f) be transferable to Successor Landlords (defined below) on as many occasions as desired.  In the event that:  (w) the expiration date of any L/C occurs before the Expiration Date, (x) the issuer has advised Landlord that the issuer will not automatically renew the L/C; (y) Tenant fails to deliver to Landlord at least forty-five (45) days prior to the expiration of such L/C either (A) an amendment thereto extending the expiration date of such L/C for not less than twelve (12) months, or (B) a new L/C, in form and substance in accordance with (a) through (f) above and otherwise satisfactory to Landlord (in its reasonable discretion) or (z) (1) the credit rating of the Issuer is down-graded (from its rating in effect on the date on which the L/C is initially issued) by a reputable rating agency such as Moody’s or Standard & Poor’s; (2) Landlord advises Tenant that, as a result of the Issuer down-grade, Landlord desires Tenant to procure a new L/C from an Issuer reasonably acceptable to Landlord, which new L/C shall be in form and substance to satisfy the requirements of (a) through (f) above and otherwise satisfactory to Landlord (in its reasonable discretion); and (3) Tenant fails to deliver such new L/C satisfying the requirements set forth in clause (2) above within forty-five (45) days after Landlord’s request, then in any of the instances described in (w) through (z), Landlord may draw on the L/C then in Landlord’s possession, and thereafter (in addition to any other remedies available to Landlord under this Lease) apply the proceeds of such L/C in whatever manner or for whatever purpose Landlord reasonably deems appropriate in the event that Tenant fails to timely comply with any or all of the covenants and obligations imposed on Tenant under this Lease.  In the event that, upon the occurrence of any of the instances described in (w) through (z), Tenant delivers to Landlord a new L/C that satisfies the requirements of this Section 4.4, then upon Landlord’s receipt of such new L/C, Landlord shall promptly release the original L/C to Tenant.  If Tenant fails to comply with any or all of its covenants or obligations hereunder, Landlord or Agent may, upon three (3) days prior written notice to Tenant, draw on the L/C and apply the proceeds in whatever manner Landlord deems appropriate, in addition to any and all other remedies available to Landlord under this Lease.  In the event Landlord draws against the L/C, Tenant shall, upon demand, at Tenant’s option, immediately either (aa) deposit with Landlord or Agent a sum equal to amount drawn under the L/C or (bb) deliver to Landlord an additional L/C in an amount equal to the amount drawn.  If Tenant fully and faithfully complies with all the covenants hereunder, the Security (or any balance thereof) together with Landlord’s written consent to the cancellation of any and all outstanding L/Cs constituting part of the Security shall be delivered to Tenant within thirty (30) days after the last to occur of (1) the date the Term expires or terminates or (2) delivery to Landlord of possession of the Premises.  Landlord may deliver the Security to any purchaser of Landlord’s interest in the Premises or any Successor Landlord, if applicable, whereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.  In the event that Landlord exercises its right under the preceding sentence, Tenant shall fully cooperate with Landlord, in all reasonable respects, to cause the L/C to be assigned and conveyed to, or reissued to, such purchaser or Successor Landlord, as the case may be, and Tenant shall bear any expenses incurred in connection therewith.

5. CONDITION AND DELIVERY OF PREMISES.

5.1 Condition of Premises.  Landlord, at its expense, shall cause the shell building improvements described on Exhibit C to be completed pursuant to the plans and specifications set forth in Exhibit C (such improvements set forth on Exhibit C, “Landlord’s Work”).  Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use.  Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Landlord’s Work described in Exhibit C.

5.2 Delay in Commencement.  Landlord shall not be liable to Tenant if Landlord fails to deliver possession of the Premises to Tenant on the Commencement Date.  The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Term on the last day of a month.  Notwithstanding the foregoing, if the Substantial Completion Date (as defined in Exhibit C) has not occurred on or prior to February 1, 2015, and the delay is not a Delay Event (as hereinafter defined in Exhibit C), then for every day that elapses between February 1, 2015 and the date the Landlord’s Work is substantially completed, Tenant shall receive one (1) day of free Base Rent (in addition to the free gross Rent described in Section 2.1 above).  If a Delay Event occurs, then the substantial completion of Landlord’s Work shall be deemed to have occurred on the date that it would have occurred but for the occurrence of the Delay Event, as determined in Landlord’s reasonable, good faith discretion.

5.3 Confirmation of Commencement Date.  Upon Landlord’s delivery of possession, and as a condition precedent to such delivery, of the Premises to Tenant, and Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit D.

5.4 Early Access.  Notwithstanding the stated Commencement Date in Section 1.6, Landlord has agreed that Tenant may have access to, and take possession of, the Premises prior to the Commencement Date, on the date Landlord gives Tenant notice that such early occupancy will be permitted (such date to be specified by Landlord by notice to Tenant, “Early Access Date”).  The period from the Early Access Date through the day before the Commencement Date shall be the “Early Occupancy Period.”  From and after the Early Access Date, Tenant shall comply with all of the terms and provisions of this Lease, except the obligation to pay Base Rent.  Prior to the Early Access Date, Tenant shall deliver to Landlord evidence (in form and substance reasonably acceptable to Landlord) that Tenant is in compliance with the insurance requirements of Section 10.2 of this Lease. The parties hereby acknowledge that any occupancy of the Premises by Tenant during the Early Occupancy Period shall be on all the same terms and conditions as set forth in this Lease except for the payment of Rent, and that such early occupancy will occur during the performance of Landlord’s Work.  Throughout the performance of Landlord’s Work, Landlord will have employees, agents, suppliers, workmen and contractors performing Landlord’s Work at the Premises, and neither Tenant nor Tenant’s Parties (as hereinafter defined) may interfere with the performance of Landlord’s Work. Tenant hereby indemnifies and holds Landlord harmless from and against all Losses (as hereinafter defined) incurred by Landlord or Landlord’s Parties (as hereinafter defined) in connection with the presence of Tenant or Tenant’s Parties in or about the Premises during the performance of Landlord’s Work.  Further, Tenant hereby acknowledges that construction activities will be ongoing at the Premises until Landlord’s Work is completed; and Tenant and any Tenant’s Parties shall occupy the Premises at their own risk and in no event shall Landlord be liable to Tenant or any Tenant’s Parties for any damage or injury to person or property that might occur while Landlord’s Work is ongoing. Tenant and Tenant’s Parties shall cooperate in all reasonable respects with Landlord and Landlord’s Parties in facilitating Landlord’s Work, including moving any of Tenant’s personal property, as applicable, upon reasonable request and otherwise adjusting Tenant’s operations to facilitate the expeditious completion of Landlord’s Work.

6. SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1 Subordination, Non-disturbance and Attornment.  This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items.  Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease.  Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.  Landlord acknowledges that Landlord there is not, as of the Effective Date, a lender or mortgagee holding a mortgage or deed of trust on the Property.  Landlord shall deliver to Tenant a subordination, nondisturbance and attornment agreement from any future Mortgagees on each such Mortgagee’s then-current form.

6.2 Estoppel Certificate.  Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord.  Failure by Tenant to timely execute and deliver such certificate shall constitute a Default, as defined below (without any obligation to provide any notice thereof or any opportunity to cure such failure to timely perform).

6.3 Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant and first arising or accruing after the effective date of Landlord’s transfer of its interest in the Premises, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7. QUIET ENJOYMENT.

Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights under Section 16 and elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance.  This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord.  Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord.  Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right(s) of access, ingress and egress to and from the Common Areas.

8. ASSIGNMENT AND SUBLETTING.

Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) if Tenant is no longer a public company, allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of a controlling interest (i.e. greater than a 49% interest) of stock, membership interests or partnership interests, or by merger or dissolution, which transfer of a controlling interest, merger or dissolution shall be deemed an assignment for purposes of this Lease, or (c) mortgage Tenant’s interest in either or both of the Premises and this Lease or pledge its interest in this Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a), (c) and (d) above, or if Tenant is no longer a public company, then also (b) above) the prior written consent of Landlord (and Landlord’s lender, if applicable), which consent shall not be unreasonably withheld or delayed.  In making its determination to provide or withhold its consent, it shall be reasonable for Landlord to take into consideration both the business experience and the financial condition of the entity that shall constitute its tenant after the occurrence of any of (a) through (d) above, and Landlord may impose conditions precedent to the issuance of its consent (e.g. delivery of a guarantee or other collateral, whether in the form of a security deposit or otherwise).  Notwithstanding the foregoing, Tenant may, however, assign this Lease or sublease a portion of the Premises to a wholly-owned subsidiary, or, if Tenant is no longer a public company, to the surviving entity after a change in control or change of ownership of its stock or the sale of substantially all of its assets, provided that such surviving entity has a tangible net worth that is at least as equal to or higher than the greater of the tangible net worth of Tenant as of the Effective Date, or the Tangible Net Worth of Tenant immediately prior to the applicable transfer, provided that the successor assumes in writing all of the liabilities and obligations of Tenant under this Lease and provided that Tenant advises Landlord (and Landlord’s lender, if applicable), in writing, in advance, delivering evidence of such satisfactory tangible net worth, and otherwise complies with the succeeding provisions of this Section 8. For the purpose of this Section 9 "Tangible Net Worth" shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Notwithstanding anything herein to the contrary, so long as Tenant is a publicly traded company there are no restrictions on any changes in its control or ownership. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security.  Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord (and Landlord’s lender, if applicable) shall be absolutely null and void.  No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord (and Landlord’s lender, if applicable) any and all documentation reasonably required by Landlord (and Landlord’s lender, if applicable) in order to evidence assignee’s assumption of all obligations of Tenant hereunder.  Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease.  If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of Landlord’s rights), collect Rent from the assignee, subtenant or occupant.

9. COMPLIANCE WITH LAWS.

9.1 Compliance with Laws.  Landlord represents and warrants to Tenant that, upon substantial completion of Landlord’s Work, the Premises shall be in conformance with Laws such that an occupancy permit for the occupancy of a shell building could be issued (it being acknowledged and agreed that Tenant shall be solely responsible for causing completion of the remainder of the tenant improvement work necessary for a full certificate of occupancy to be issued).  Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to either or both of the Premises and Tenant’s use and occupancy thereof, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature.  If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term.  Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2 Hazardous Materials.  If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all Tenant’s Parties to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests, at Tenant’s expense, for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, Tenant shall cause to be performed, and shall provide Landlord with the results of, reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property.  At Tenant’s sole cost, Tenant will at all times during the Term (and at all times thereafter that Tenant remains in possession of the Premises) take all reasonable measures to prevent the release or discharge of Hazardous Materials at or from the Premises, which measures shall include, but are not limited to, making regular inspections of all areas, containers and apparatus in which Hazardous Materials are stored, used, generated or otherwise present, and installing and maintaining appropriate containment and secondary containment devices.  This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9.2.  Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (collectively, “Tenant’s Parties”) during the Term.  Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining such consent, if Tenant promptly thereafter delivers to Landlord written notice of the emergency and the action taken to remedy it.  All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord.  Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings.  As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law.  The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease.

9.3 Landlord represents and warrants that, based solely on the results of a Phase I Environmental Site Assessment dated April 8, 2014 and Phase II Environmental Site Assessment dated April 14, 2014, prepared by Braun Intertec Corporation, and the Petroleum Storage Tank Release Site File Closure Confirmation dated June 6, 2014 prepared by the Minnesota Pollution Control Agency (the foregoing, collectively, the “Reports”) on behalf of Landlord in connection with Landlord's acquisition of the Property, Landlord is not aware of any Hazardous Materials contamination on the Property except as expressly identified in the Reports, and Landlord shall indemnify, defend and hold Tenant harmless against any remediation costs actually incurred by Tenant (up to the maximum amount of Landlord's interest in the Property as of the first date of such Losses) as a result of any remediation order by any federal, state and/or local environmental protection agency related to contamination in violation of Laws existing on the Property prior to the Commencement Date or as a direct result of Landlord's negligent, intentional or willful acts or omissions.

10. INSURANCE.

10.1 Insurance to be Maintained by Landlord.  Landlord shall maintain:  (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c)  business income/rental value insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender.  All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion.  All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

10.2 Insurance to be Maintained by Tenant.  Tenant shall purchase, at its own expense, and keep in force at all times from and after the date of this Lease, the policies of insurance set forth below (collectively, “Tenant’s Policies”).  All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating/financial size category of A/VIII or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (c) otherwise be in such form, and include such coverages, as Landlord may reasonably require.  The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as an additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire.  Certified copies of Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an "Additional Insured Managers or Landlords of Premises" endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses prior to the applicable expiration date of each Tenant’s Policy or as soon as reasonably practicable.  In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (x) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (y) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect.  Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.  Tenant shall provide written notice to Landlord in accordance with Section 24.2 below prior to the cancelation or material modification of any of Tenant’s Policies.

Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location (these limits may be achieved by a combination of a primary policy and an excess or umbrella liability policy); (ii) business auto liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant ; and (v) if Tenant handles, stores or utilizes Hazardous Materials in its business operations, pollution legal liability insurance with limits acceptable to Landlord.

10.3 Waiver of Subrogation.  Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), for any Losses (defined in Section 17.2 below) to the extent any such Losses are insured against or required to be insured against under this Lease; including, but not limited to, Losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s policies described above.  This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier.  Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver .

11. ALTERATIONS.

Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord, except that Tenant does not have to request Landlord’s consent for any Alterations that are purely cosmetic and non-structural, and cost less than $50,000.00 per project.  All of the following shall apply with respect to all Alterations:  (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be affected and the usage of such systems by Tenant shall not be increased; and (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations.  Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required); and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance and workers’ compensation insurance.  Such insurance policies shall satisfy all obligations imposed under Section 10.2.  Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations.  Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord.  With respect to any and all Alterations for which Landlord’s consent is required, Tenant shall provide Landlord with “as built” plans (upon completion), copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.  If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease.  If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property (defined below) and Landlord shall be responsible for the insurance thereof, pursuant to Section 10.2.  Landlord shall not charge Tenant any oversight, management, administrative or other fee for any Alterations or approvals of Alterations.

12. LANDLORD’S AND TENANT’S PROPERTY.

All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, Alterations pursuant to Section 11).  In addition to the immediately preceding sentence, for purposes of this Lease, any references to “Tenant’s Property” shall mean any property for which Tenant has itself paid or manufactured, together with any machinery and equipment for which Tenant has paid and that is located in the Premises.  In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion):  any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.  At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from either or both of such installation and removal.  Any other items of Tenant’s Property that remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items of Tenant’s Property may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

13. REPAIRS AND MAINTENANCE.

13.1 Tenant Repairs and Maintenance.

13.1.1 Tenant Responsibilities.  Subject to Landlord’s obligation to complete the Landlord’s Work, except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense:  (i) both (x) maintain and preserve, in a good and safe condition, repair and appearance (the “Required Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Required Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.1.4); and (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services, maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for quarterly maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”).  In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants, any Tenant’s Parties, or others entering into, or utilizing, all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s Property in the Premises; and (c) the moving of Tenant’s Property in or out of the Property (collectively, “Tenant-Related Repairs”).  All such repairs or replacements required under this Section 13.1.1 shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced.

13.1.2 General Maintenance Services.  Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”).  Tenant shall reimburse Landlord for the cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis subject to annual reconciliation, as described in Section 3.3 above).  Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided in Section 13.1.4, to repair, maintain, restore or replace any portion of the Premises.  Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

13.1.3 HVAC Maintenance Contract.  Tenant shall also maintain, in full force and effect, a preventative maintenance and service contract with a reputable, fully licensed  and insured/bonded third-party service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”).  The terms and provisions of any HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and be reasonably acceptable to Landlord and shall otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system, but not less than quarterly preventative maintenance visits.  If Landlord does not elect to repair and maintain the HVAC systems as part of General Maintenance Services, or revokes such election at any time after having made such election, then, within 30 days following either (a) the Commencement Date or (b) the date on which Landlord advises Tenant that Landlord will no longer provide General Maintenance Services for the HVAC system, whichever date is applicable, Tenant shall procure and deliver to Landlord the HVAC Maintenance Contract.  Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then-applicable expiry date of the existing HVAC Maintenance Contract.  If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent.

13.1.4 Landlord Repairs.  Landlord shall repair, replace and restore the (a) foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property and (b) the Common Areas; provided, however, that in the case of both (a) and (b):  (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(v); and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within ten (10) days after Landlord’s delivery of demand therefor.

14. UTILITIES.

Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services.  As provided in Section 3.1.1. above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for Tenant’s Proportionate Share of utility expenses when and as such expenses are incurred.  Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such utility services to the Premises.  Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property.

If Landlord is required by law to perform energy benchmarking of the Premises, Tenant hereby authorizes Landlord to obtain information, from time to time throughout the Term, regarding Tenant's utility and energy usage at the Premises directly from the applicable utility providers and Tenant shall execute, within five (5) days of Landlord's request, any additional documentation required by any applicable utility provider evidencing such authorization.  Further, throughout the Term, (i) within five (5) days of Landlord's request, Tenant shall provide to Landlord all requested information regarding Tenant's utility, energy and space usage at the Premises, and (ii) upon Landlord's delivery to Tenant of written request, Tenant shall deliver to Landlord copies of its utilities bills for the immediately preceding twelve (12) calendar months.

15. INVOLUNTARY CESSATION OF SERVICES.

Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control.  Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control.  No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16. LANDLORD’S RIGHTS.

Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency):  (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make.  During the period of six (6) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants.  Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent:  (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than sixty (60) consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

17. NON-LIABILITY AND INDEMNIFICATION; FORCE MAJEURE.

17.1 Non-Liability.  Subject to Landlord’s indemnity under Section 17.3, none of the Landlord Indemnified Parties (defined below) shall be liable to Tenant for any Loss to Tenant or to any other person, or to its or their property, irrespective of the cause of such Loss.  In the event that Landlord’s indemnity under Section 17.3 is applicable, it shall apply only as and to the specific extent expressly provided in Section 17.3.  Further, none of the Landlord Indemnified Parties shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential, punitive or indirect damages, including those purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; or (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

17.2 Tenant Indemnification.  Except in the event of, and to the extent of, Landlord’s gross negligence, sole negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Agent, Landlord’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of:  (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant has possession of, or is given access to, the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant’s Parties.  Tenant also indemnifies, defends, and holds the Landlord Indemnified Parties harmless from and against any and all Losses arising from or in connection with any or all of:  (i) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (ii) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (iii) the creation or existence of any Hazardous Materials in, at, on or under the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Tenant or any party within Tenant’s control; and (iv) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law.  The obligations of Tenant in the two prior sentences are referred to collectively as “Tenant’s Indemnified Matters.”  In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord.  The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but except in connection with third party tort claims, not indirect, special, consequential, or punitive), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.  The provisions of this Section 18.2 shall survive the expiration or termination of this Lease.

17.3 Landlord Indemnification and Limitation of Landlord’s Liability.  Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any Landlord Indemnified Party.  Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency.  The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4 Force Majeure.  Each of the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) and each of the obligations of Landlord, shall be excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other, to the extent that any failure to perform, or delay in performing such obligation arises out of either or both of (a) any labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control.

18. DAMAGE OR DESTRUCTION.

18.1 Notification and Repair; Rent Abatement.  Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof.  In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification.  Subject to the provisions of Section 18.2 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except Tenant’s Property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage.  Landlord (or Agent, as the case may be) shall use its diligent and good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.  If (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2 Total Destruction.  If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord):  (i) its repair or restoration of the Premises requires more than one (1) year, or (ii) such repair or restoration requires the expenditure of more than eighty percent (80%) of the full insurable value of the Premises on file with Landlord’s insurer immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within ten (10) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord.  Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than ten percent (10%) of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence; provided that if the damage is less than the amount stated in (ii) above but more than ten percent of the full insurable value of the Property and occurs during the last year of the Lease Term, then Tenant shall also have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence.  In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding two (2) sentences.  If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect.  Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within thirty (30) days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease.  Landlord shall have no liability to Tenant for, and Tenant shall not be entitled to terminate this Lease by virtue of, any delays in completion of repairs and restoration.  For purposes of this Section 18.2 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19. EMINENT DOMAIN.

If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs.  If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.  Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease.  Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for Tenant’s Property, shall be the property of Tenant.

20. SURRENDER AND HOLDOVER.

On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises:  (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit E attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected, with normal and customary use in accordance with (i) prudent operating practices and (ii) the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care), and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s Property therefrom; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises.  Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant.  The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease.  If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession:  (A)  Tenant shall be deemed a tenant-at-will;  (B) Tenant shall pay 150% of the aggregate of Base Rent last prevailing hereunder for the entire calendar month, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease;  (C) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice.  The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21. EVENTS OF DEFAULT.

21.1 Bankruptcy of Tenant.  It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within ninety (90) days after filing, or whenever a receiver of Tenant or of or for the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2 Default Provisions.  In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default:  (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive twelve (12) month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than ninety (90) days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election, and (c) it shall be an automatic Event of Default under this Lease (for which no notice or cure period shall be required) in the event that (i) Tenant transfers all of some portion of its assets to another  party, regardless of  a.) the nature of the assets and b.) whether that transferee is an affiliate of Tenant or an unrelated third party, and (ii) as a result (directly or indirectly) of such transfer, Tenant no longer has sufficient assets to permit Tenant to timely and fully satisfy the obligations (monetary or otherwise) imposed on it under this Lease.

22. RIGHTS AND REMEDIES.

22.1 Landlord’s Cure Rights Upon Default of Tenant.  If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2 Landlord’s Remedies.  In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity, do or perform any or all of the following:

22.2.1 Terminate this Lease and/or Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord.  In such event, Landlord shall be entitled to recover from Tenant all of:  (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated).  The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the current yield, as of the date on which this Lease is terminated under this Section 22.2.1, on United States Treasury Bills having a maturity date closest to the stated Expiration Date of this Lease, plus one percent per annum.  Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section 22.2.1.  If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

22.2.2 Continue the Lease and either (a) continue Tenant’s right to possession or (b) terminate Tenant’s right to possession and in the case of either (a) or (b), recover the Rent as it becomes due.  Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3 Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

22.2.4 Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.4 above.

Any and all of Tenant’s Property that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such Tenant’s Property so long as the same shall be in Landlord’s possession or under Landlord’s control.  Any Tenant’s Property not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.  Neither expiration or termination of this Lease, nor the termination of Tenant’s right to possession, shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3 Additional Rights of Landlord.  All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest (“Default Interest”) at the rate of five percent (5%) per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, NA, or its successor, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor.  The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4 Event of Bankruptcy.  In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then:  (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant.  Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

22.5 Sale of Premises.  Notwithstanding anything contained in this Lease to the contrary, the sale of the Premises by Landlord shall not constitute Landlord’s acceptance of Tenant’s abandonment of the Premises or rejection of the Lease or in any way impair Landlord’s rights upon Tenant’s default, including, without limitation, Landlord’s right to damages.

22.6 Landlord’s Default.  In the event that Landlord defaults in the observance or performance of any term or condition required to be performed by Landlord hereunder, Tenant, may elect either to (i) act to cure and remedy such default hereunder by Landlord or (ii) commence an action in a court of competent jurisdiction to compel performance by Landlord hereunder; provided, however, that Tenant may not exercise either of such remedies without first providing written notice of the alleged default to Landlord, setting forth with reasonable specificity and detail the nature of such default, and thereafter permitting Landlord a thirty (30) day period to cure such default (which cure period may be extended if Landlord is diligently pursuing performance of the applicable cure, but such cure is not completed within the 30 day period).  Upon expiration of Landlord’s cure period, Tenant shall deliver written notice to Landlord advising of Tenant’s election of (i) or (ii) above.  In the event that Tenant elects alternative (i) in the preceding sentence, Landlord shall reimburse Tenant for all reasonable third-party costs and expenses actually expended by Tenant to perform any obligation of Landlord actually and properly owing hereunder within thirty (30) days after Tenant presents Landlord with its documented reasonable out of pocket costs and expenses in connection with its cure.  In connection with the exercise of the foregoing remedies or otherwise, Tenant shall not be entitled to any abatement, deduction or set off against the Rent payable hereunder, except as otherwise expressly set forth herein.  Should Landlord fail to reimburse Tenant within thirty (30) days after Tenant presents Landlord with its documented reasonable out of pocket costs and expenses in connection with its cure, Tenant shall have such rights as may be available at law or equity to pursue a claim against Landlord.  Should Tenant receive a judgment against Landlord for costs and expenses incurred by Tenant in such cure, and should Landlord not satisfy such judgment within thirty (30) days after the rendering of such judgment, the Tenant shall have the right to deduct such unpaid judgment from Base Rent next due and payable in an amount equal to 25% of Base Rent next due and payable every month until Tenant has been credited for the full amount of such judgment.  Moreover, if and to the extent that Tenant timely and properly exercises remedy (i), Tenant hereby covenants and agrees that it shall not interfere with the business operation or tenancy of any other tenant at the Property.  Furthermore, any work performed by Tenant pursuant to its election of remedy (i) shall comply with the requirements of Section 11.

23. BROKER.

Tenant covenants, warrants and represents that the broker set forth in Section 1.9(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”).  Landlord covenants, warrants and represents that the broker set forth in Section 1.9(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”).  Landlord shall be solely responsible for paying the commission of both Tenant’s Broker and Landlord’s Broker.  Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefore by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.  The foregoing indemnification shall survive the termination or expiration of this Lease.

24. MISCELLANEOUS.

24.1 Merger.  All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties.  No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2 Notices.  Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if (a) personally delivered, or (b) if sent by Federal Express or other comparable commercial overnight delivery service, or (c) sent by certified mail, return receipt requested and postage prepaid, addressed (in the case of any or all of (a), (b) and (c) above) to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made (i) on the day so delivered or (ii) in the case of overnight courier delivery on the first business day after having been deposited with the courier service, and (iii) in the case of certified mail, on the third (3rd) business day after deposit with the U.S. Postal Service, postage prepaid.

24.3 Non-Waiver.  The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.  The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of any breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4 Legal Costs.  Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered.  Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

24.5 Parties Bound.  Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto.  Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property.  In the event of such conveyance and transfer, Landlord’s obligations hereunder shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise).  No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

24.6 Recordation of Lease.  Neither Landlord nor Tenant shall record or file this Lease (or any memorandum hereof) in the public records of any county or state, unless required by applicable securities Laws.

24.7 Governing Law; Construction.  This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located.  If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law.  The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.  All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

24.8 Time.  Time is of the essence for this Lease unless waived by Landlord (which it shall have the right, but not the obligation to do).  If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.9 Authority of Tenant.  Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows:  the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

24.10 WAIVER OF TRIAL BY JURY.  LANDLORD AND TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.11 Intentionally Deleted.

24.12 Financial Information. For so long as the entity that is Tenant is a publicly-traded company with financial information publicly available, Tenant shall not be required to comply with the following terms of this Section 24.12, but if at any time the entity that is Tenant is no longer a publicly-traded company with financial information publicly available, Tenant shall be required to comply with the following terms of this Section 24.12:  From time to time during the Term, but not more than once per calendar year except in the event Landlord is marketing the Property for sale or seeking financing for the Building, or otherwise in connection with the requirements of any lender holding a mortgage on the Property, in any of which events the once-per-year limitation shall not apply, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor.  Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement.  Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

24.13 Confidential Information.  Except to the extent otherwise required in order to comply with securities laws applicable to publicly-traded companies, and only to the extent so required, Landlord and Tenant agree to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties, or Landlord, either prior to or during the Term in connection with the negotiation and execution hereof, except that any information which is already public information shall not be subject to confidentiality, and provided that both parties may disclose otherwise confidential information to their employees, attorneys, brokers, agents, accountants, lenders, prospective lenders, prospective buyers and as otherwise required by Laws or the order of a court of competent jurisdiction.  The provisions of this Section 25.13 shall survive the termination of this Lease.

24.14 Submission of Lease.  Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease.  This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.15 Lien Prohibition.  Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property.  Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) or a bond (if and to the extent a bond is satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance.  In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.  The provisions of this Section 25.15 shall survive the termination or expiration of this Lease.

THE INTEREST OF THE LANDLORD IN THE PREMISES SHALL NOT, UNDER ANY CIRCUMSTANCES, BE SUBJECT TO LIENS FOR ALTERATIONS MADE BY THE TENANT OR ANY OTHER ACT OF TENANT.

24.16 Landlord’s Covenants; No Termination Right.  All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate, and to the extent permitted by law waives the benefit of any law now or hereafter in effect which would permit Tenant to terminate, this Lease for breach of Landlord’s obligations hereunder.

24.17 Anti Terrorism.  Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any of its affiliates nor any of Tenant’s or its affiliates’ officers, directors, members, partners, shareholders or other equity interest holders (all of the foregoing persons and entities being referred to herein collectively as the “Tenant Parties”) currently is, nor shall any of them be, at any time during the Term, in violation of any laws relating to terrorism or money laundering that may now or hereafter be in effect (collectively, the "Anti-Terrorism Laws"), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, any regulations of the U.S. Treasury Department's Office of Foreign Assets Control (“OFAC”) related to Specially Designated Nationals and Blocked Persons that may now or hereafter be in effect, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (as heretofore or hereafter amended, the "USA Patriot Act"); (ii) none of  the Tenant Parties is nor shall any of them be, during the Term, a Prohibited Person.  A “Prohibited Person” is (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as a “Specially Designated National” on the then~~-~~ most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, or (2) a person or entity who is identified as, or affiliated with, a person or entity designated as a terrorist, or associated with terrorism or money laundering, pursuant to regulations promulgated in connection with the USA Patriot Act); and (iii) Tenant has taken, and shall continue to take during the Term, reasonably appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented, and shall continue to implement during the Term, appropriate procedures to assure its continued compliance with the above-referenced laws.  Tenant hereby defends, indemnifies, and holds harmless Landlord and its affiliates and their respective officers, directors, members, partners, shareholders and other equity interest holders from and against any and all Losses suffered or incurred by any or all of Landlord or any of such other indemnitees arising from, or related to, any breach of the foregoing representations, warranties and covenants.  At any time and from time~~-~~ to~~-~~ time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification and such other evidence as Landlord may reasonably request evidencing and confirming Tenant's compliance with this Section 24.17.

24.18 Counterparts.  This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

[Signature Pages Follow]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD: First Industrial, L.P., a Delaware limited partnership By: First Industrial Realty Trust, Inc., a Maryland corporation,, its sole general partner

/s/ Christopher Willson
By: Christopher Willson Its: Senior Regional Director/Market Leader

September 9, 2014
Date

Landlord’s Address for Notices:

First Industrial, L.P.
First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 3900
Chicago, IL  60606
Attn:  Operations Department

With a copy to:

First Industrial Realty Trust, Inc.
10140 W. 76th Street
Eden Prairie, MN  55344
Attn:           Chris Willson

With a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois  60606
Attn:  Suzanne Bessette-Smith

TENANT: Clearfield, Inc. a Minnesota corporation

By:	/s/ Cheryl P. Beranek
Its:	President and CEO

Tenant’s Addresses for Notices:

Clearfield, Inc.
5480 Nathan Lane, Suite 120
Plymouth, MN  55442

With a copy to:
Lindquist & Vennum LLP
4200 IDS Center
80 South 8th Street
Minneapolis, MN  55402
Attn:  Barbara Lano Rummel

LEASE EXHIBIT A

Legal Description

That part of Lot 1, Block 1, INTERSTATE NORTH BUSINESS CENTER, according to the recorded plat thereof, Hennepin County, Minnesota, lying westerly of the following described line;

Commencing at the northwest corner of said Lot 1; thence easterly along the north line of said Lot 1 a distance of 625.40 feet to the point of beginning of the line to be described; thence southerly deflecting to the right 90 degrees 00 minutes 00 seconds to the south line of said Lot 1 and said line there terminating.

LEASE EXHIBIT A-1

Depiction of Premises

LEASE EXHIBIT B

Tenant Operations Inquiry Form

1.	Name of Company/Contact:	Len Hatcher
2.	Address/Phone:	5480 Nathan Lane, Plymouth, MN, 55442

3.
Provide a brief description of your business and operations: Clearfield, Inc. manufactures, markets and sells end-to-end fiber management and enclosure platform that consolidates, distributes and protects fiber as it moves from the inside plant to the outside plant and all the way to the home, business and cell site.

4.	Will you be required to make filings and notices or obtain permits as required by Federal and/or State regulations for the operations at the proposed facility? Specifically:

a. SARA Title III Section 312 (Tier II) reports	YES	NO
(> 10,000lbs. of hazardous materials STORED at any one time)
b. SARA Title III Section 313 (Tier III) Form R reports	YES	NO
(> 10,000lbs. of hazardous materials USED per year)
c. NPDES or SPDES Stormwater Discharge permit	YES	NO
(answer “No” if “No-Exposure Certification” filed)
d. EPA Hazardous Waste Generator ID Number	YES	NO

5.	Provide a list of chemicals and wastes that will be used and/or generated at the proposed location. Routine office and cleaning supplies are not included. Make additional copies if required.

Chemical/Waste	Approximate Annual Quantity Used or Generated	Storage Container(s) (i.e. Drums, Cartons, Totes, Bags, ASTs, USTs, etc)

LEASE EXHIBIT C

Landlord’s Work

This Work Letter (this “Work Letter”) is incorporated into and made a part of the Lease.  All terms not defined herein shall have the meanings set forth in the Lease.  In the event of any conflict between the terms and provisions of the Lease and those of this Work Letter, the terms and provisions of this Work Letter shall control, in all events.

1.           Performance of Work.  Landlord shall cause to be performed, in accordance with the terms of this Work Letter, those certain improvements depicted in the plans, specifications and working drawings described in Schedule 1 attached hereto and made a part hereof (the “Final Plans”).  All work necessary to construct, install and complete the improvements described in the Final Plans shall hereinafter be referred to as “Landlord’s Work.”  The Final Plans have been prepared by Landlord’s space planner (“Architect“).  Landlord’s Work shall be performed only by Landlord’s contractor(s) (collectively, the “Contractor”).  Landlord shall use its good faith efforts to cause the Landlord Improvements to be substantially completed by January 1, 2015 (the “Scheduled Commencement Date”); however, as described in Paragraph 6 below, the Commencement Date may not actually occur on the Scheduled Commencement Date.  The costs to construct the Landlord’s Work, including, but not limited to, the cost to prepare the Final Plans (collectively, the “Work Cost”), shall be paid for by Landlord (except as otherwise specifically set forth below).  Landlord hereby warrants that all Landlord’s Work shall be in good condition and repair for a period of one (1) year from the Substantial Completion Date.

2.           Change Orders.  From time to time after the date of the Lease, Tenant may notify Landlord of changes that Tenant proposes be made to the Final Plans (a “Change Order”).  Promptly upon Tenant’s delivery to Landlord of a Change Order, Landlord shall notify Tenant (“Change Order Notice”) of both:  (i) any estimated net increase or decrease in the Work Cost due to the Change Order, and (ii) any estimated delay (an “Estimated Delay”) in the Scheduled Commencement Date if the Change Order is implemented.  Tenant shall notify Landlord of its final approval or disapproval of the Change Order within two (2) business days after Landlord delivers to Tenant the applicable Change Order Notice (“Change Order Response Period”).  If Tenant fails to timely notify Landlord of its approval or disapproval of any proposed Change Order, Tenant shall be deemed to have automatically disapproved that particular Change Order and Landlord shall not proceed to implement any of the changes specified therein.  If Tenant timely notifies Landlord of its approval of the Change Order, then, within three (3) business days after the expiration of the applicable Change Order Response Period, Tenant shall pay Landlord the amount of any increase in the Work Cost (as set forth in the applicable Change Order Notice) in accordance with Paragraph 4 of this Work Letter; and upon receipt of such payment, Landlord shall implement the changes specified in the Change Order.  In such event, however, any delay in the Scheduled Commencement Date resulting from the performance of the work described in the relevant Change Order shall be deemed a Delay Event (defined below).

3.           Substitutions.  From time to time after the date of the Lease, Landlord shall notify Tenant of any proposed substitutions (“Substitutions”) in the materials or designs described in the Final Plans that Landlord determines will (a) affect final approved plans and specifications of Tenant’s build out of the Premises, and/or (b) are reasonably necessary to avoid delays in the Scheduled Commencement Date (a “Substitution Notice”).  The Substitutions shall be of substantially the same character and quality as those described in the Final Plans.  Any Substitution Notice shall describe in reasonable detail:  (i) the nature of the Substitutions, (ii) any estimated net increase or decrease in the Work Cost, and (iii) any estimated delay in the Scheduled Commencement Date if Tenant disapproves the Substitutions.  Tenant shall notify Landlord of its approval or disapproval of the Substitutions within three (3) business days after Landlord delivers the relevant Substitution Notice to Tenant (“Substitution Response Period”).  If Tenant fails timely to notify Landlord of its approval or disapproval, Tenant shall be deemed to have automatically disapproved the Substitutions described in the relevant Substitution Notice.  If Tenant disapproves or is deemed to have disapproved the Substitutions, Landlord shall not implement the Substitutions and any delay in the Scheduled Commencement Date resulting therefrom shall be deemed a Delay Event.

4.           Payment of Additional Work Cost.  As provided above, Tenant shall be responsible for the payment of any increase in the Work Cost resulting from an approved Change Order (“Excess Work Cost”).  Tenant’s failure to timely make any payment of such increase in Work Cost, as required pursuant to Paragraphs 2 and 3 above, within three (3) days after Landlord’s delivery of written demand therefor, shall automatically be deemed an Event of Default and, in addition to any other remedies Landlord may have on account of such Event of Default, Landlord may immediately suspend Landlord’s Work and in such event, Landlord shall not be responsible for any delay in the Scheduled Commencement Date and such delay shall constitute a Delay Event.  For purposes of the Lease, any Excess Work Cost shall constitute Additional Rent.

5.           Substantial Completion Date and Punch List Items.  The Architect shall determine the date on which the construction and installation of Landlord’s Work are substantially completed in substantial accordance with the Final Plans, as such Final Plans may be modified by any Change Orders (“Substantial Completion Date”).  The Architect shall certify to Landlord and Tenant, in writing, the Substantial Completion Date (“Substantial Completion Notice”).  The Architect shall not certify Landlord’s Work as being substantially completed if there are any portions of Landlord’s work that are incomplete and such incomplete items would prevent Tenant from commencing business operations or which prohibit from having complete and uninterrupted access to the Premises.  Within five (5) days after the Architect delivers the Substantial Completion Notice,  Tenant and Landlord (and the Architect, if Landlord so desires) shall inspect the Premises to determine those items, if any, that Landlord and Tenant determine to be unfinished, but which do not materially impair Tenant’s use or occupancy of the Premises (the “Punch List Items”).  Tenant shall accept possession of the Landlord Improvements and the Premises on the Commencement Date, and Landlord shall promptly thereafter complete the Punch List Items, it being understood that Landlord shall use good faith efforts to so complete those Punch List Items within thirty (30) days after the Substantial Completion Date.  At Landlord’s request from time to time, Tenant will furnish Landlord with written statements acknowledging the completion of the Punch List Items.  Any disputes as to the nature or existence of any Punch List Item or as to the substantial completion of the Landlord Improvements shall be resolved by reasonable and joint decision of the Architect and a duly licensed Minnesota architect selected by Tenant.

6.           Delay.

6.1.           Delay Events:  The Scheduled Commencement Date may be delayed from time to time due to any or all of the following events (collectively, “Delay Events”) :

6.1.1.           Change Orders requested or approved by Tenant;

6.1.2.           Intentionally Deleted.

6.1.3.           Tenant’s failure timely to pay any increase in Work Costs resulting from an approved Change Order and as required under Paragraphs 2 and 3 above;

6.1.4.           Any act of Tenant or its agents, employees or contractors that interferes with the Landlord’s Work;

6.1.5.           Any delay due to, or in connection with, unique materials specified by Tenant to be procured from a particular source, including, without limitation, any delivery delays or delays relating to the unique quality or other unique characteristics of such materials, unless such delay is actually caused by the acts or omissions of Landlord, Landlord’s Parties, Architect or Contractor; and

6.1.6.           A matter arising or occurring under Section 17.4 of the Lease.

For purposes of clarity, any delay caused by the acts or omissions of Landlord, Landlord’s Parties, Architect or Contractor and not arising out of the above Delay Events, shall not be deemed a delay event.

If a Delay Event occurs, then the Commencement Date shall be deemed to be the date that the Substantial Completion Date would have occurred but for the occurrence of the Delay Event, as determined in Landlord’s reasonable, good faith discretion.

7.           Limit on Landlord’s Liability.  Except as otherwise set forth in the Lease, Landlord shall not be liable for any damage caused to Tenant due to a delay, whether as a result of a Delay Event or otherwise, in the delivery of possession of the Premises to Tenant.

Schedule I

Final Plans

(See attached)

EXHIBIT A

OUTLINE SPECIFICATIONS

FOR

FIRST INDUSTRIAL REALTY TRUST, INC.
INTERSTATE NORTH BUSINESS CENTER
BROOKLYN PARK, MINNESOTA

BUILDING II – 142,290SF
BUILDING III – 96,787 SF

Page | 1

DIVISION 1 - GENERAL REQUIREMENTS

OVERVIEW:
Provide for a complete turn-key design/build warehouse complex consisting of two (2) dock high buildings on a 16.44 acre site with associated site improvements as further detailed in these specifications. Project delivery shall include obtaining all required approvals through Brooklyn Park, Shingle Creek Watershed and any other municipalities or government agencies having jurisdiction.

Building III tenant improvement work shall be as outlined in Goodwill/Easter Seals DC Specifications dated February 3, 2014 and as depicted on the Preliminary Plan dated February 27, 2014 as prepared by Edward Farr Architects, Inc.

DESIGN:
The building is designed in accordance with the latest adopted version of applicable codes as follows:

1. International Building Code
2. Minnesota Energy Code
3. International Fire Code
4. International Mechanical Code
5. International Plumbing Code
6. Minnesota Accessibility Code
7. Occupational Safety and Health Administration (OSHA)
8. Local seismic code

DESIGN/BUILD SERVICES:
The following design services are included:

1. Architectural (A0.1 through A7.3)
2. Structural (S0.0 through S5.0)
3. Civil (C1.0 through C6.0)
4. Landscape (L1.1 through L1.2)
5. Mechanical (Plumbing, HVAC, and Fire Protection as included in Outline Specification)
6. Plans and specifications dated April 1, 2014
7. Work Changes Proposal Request #1 Issued July 8, 2014 – indicating plan changes to the April 1, 2014 documents.

PERMITS:
The securing of the following permits and associated costs are included:

1. Brooklyn Park Planning Fees
2. Brooklyn Park building permit and plan review fees
3. Demolition
4. Plumbing
5. Fire Protection
6. Electrical
7. Certificate of Occupancy
8. Utility connection fees to be paid by owner are limited to 1) Brooklyn Park S.A.C & W.A.C.; 2) Excel Energy; 3) Centerpoint Energy gas service; 4) Qwest telephone

GENERAL REQUIREMENTS:

Page | 2

The following general requirements required during construction are included:

1. Administrative staff
2. On-site supervisory staff
3. Field office(s) and related utilities
4. Temporary water, telephone, and electric connection and consumption fees during construction
5. Trash and debris removal and required dumpsters
6. OSHA safety requirements
7. Daily construction clean-up and related dumpsters
8. Final cleaning (one time) prior to turnover
9. Surveying (construction)
10. ALTA Survey at project completion
11. Owner shall secure independent testing services for earthwork, paving, concrete, roofing, precast concrete and structural steel
12. Design professional site inspections, punch list preparation and final certifications
13. Monthly aerial progress photos consisting of three different views
14. Final building photos after completion
15. Overall security of the project site as necessary
16. Plan reproduction costs

DIVISION 2 – SITE IMPROVEMENTS

SITEWORK:

Sitework is included to provide the following:

1. All earthwork shall be completed in accordance with the Geotechnical Engineering Report dated April 25, 2014 as prepared by Terracon Consulting, Inc.
2. Soil erosion and sediment control
3. Clearing and grubbing
4. Demolition of existing structures, asbestos abatement, removal of all utilities (including utility company fees), removal of septic systems and capping of domestic water wells.
5. Stripping and stockpiling of topsoil, stabilization of stockpile, and re-spreading / fine grading of topsoil in lawn and landscaped areas. Export excess soil.
6. Earthwork (unclassified excavation)
7. Provide for all required building and parking subgrade proof rolling inspections with fully loaded tri-axle truck as required by the geotechnical engineer.
8. Perform all required disking to aerate soils for proper moisture content prior to compaction.
9. Over excavation and compaction of building fill as outlined in the geotechnical report
10. Foundation over excavation as detailed in the geotechnical report
11. Retaining walls
12. Storm water drainage systems including building downspout tie in connections for warehouse roof and entry canopies.
13. Post Construction Stormwater Management requirements
14. Site utilities including domestic water, 8" diameter fire protection loop, sanitary sewer, gas, and electric services to the building. It is assumed that all utilities will be brought to the property line(s) by others. 8" fire laterals with wall mounted indicator valves are

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included although these laterals are not shown on the civil plans. These laterals are required for proper design and operation of the fire protection system.

15. Car and truck paving as follows:
    A) The driveways leading to the loading dock areas and truck courts will consist of heavy-duty paving with a cross section of 8" crushed stone base, 3" bituminous binder course, and 2" bituminous wearing course.
    B) All car parking areas will consist of standard duty paving with a cross section of 8" crushed stone base, 2" bituminous binder course, and 1 1/2" bituminous wearing course.
16. Site concrete as follows:
    A) Concrete sidewalk will be installed adjacent to the office area entrances and consist of 4" thick 4,000 psi concrete with 6"x6" w1.4 x w1.4 wwf reinforcement over a 4" thick crushed stone base. Sidewalks will receive a broom finish.
    B) B612 concrete curbing will be installed around the perimeter of the car parking area and associated islands and truck courts as shown on the civil plans.
    C) 50'-0" wide concrete dock aprons will be installed at the loading dock areas and consist of 7" thick 4,000 psi air-entrained concrete with 6"x6" w2.9x w2.9 wwf reinforcing over a 8" thick crushed stone base.
17. Pavement markings and site directional signage.
18. Utility trenching and backfill for gas, electric and telephone

LANDSCAPING:

Landscaping is included to provide the following:

1. Fine grading, temporary and permanent seeding including fertilization, weed control and maintenance throughout the construction period.
2. Crown vetch seeding at all sloped berm areas
3. Plant material and mulching per Brooklyn Park requirements.
4. Landscape maintenance for a period of three (3) months following establishing final landscape areas.

DIVISION 3 - CONCRETE

FOOTINGS AND FOUNDATIONS:

1. Concrete footings and foundations will be designed based on a soil bearing pressure as outlined in the project geotechnical Report
2. Concrete compressive strength to be 3,000 psi at 28 days.
3. Perimeter footings and interior column footings as required.

SLAB ON GRADE:

1. All concrete slabs on grade will be designed and installed in accordance with ACI requirements, specifically ACI 302.1R-04- "Guide for Concrete Floor and Slab Construction" and ACI 360-R-06- "Design of Slabs on Grade".
2. Building I will consist of a 6" thick unreinforced concrete slab on grade over a 6" thick crushed stone base and will be designed as detailed in item 4 below.

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3. Building II will consist of a 7" thick unreinforced concrete slab on grade over a 6" thick crushed stone base and will be designed as detailed in item 4 below.
4. Slab design details:
   A) The mix will be designed to produce 3,500 psi concrete strength with a 700 psi flexural strength at 28 days.
   B) Maximum concrete slump at time of placement will be 5". A type-A water reducing admixture may be used.
   C) The water/cement ratio shall be .47 to .55.
   D) Cementitious material content shall be between 470 to 550 lb/cy.
   E) Construction joints will be installed with a Diamond Dowel System as provided by PNA Construction Technologies or equal. Plates shall be ¼" x 4.5" square, spaced 24" on center and no closer than 6" to any intersecting joint installed in accordance with manufacturer's recommendations for the 6" thick slab in Building III.

      Construction joints will be installed with a Diamond Dowel System as provided by PNA Construction Technologies or equal. Plates shall be 3/8"x 4.5" square, spaced 24" on center and no closer than 6" to any intersecting joint installed in accordance with manufacturer's recommendations for the 7" thick slab in Building II.

   F) Contraction (saw-cut) joints will be installed with PD3 Basket Assemblies as provided by PNA Construction Technologies or equal. Load transfer plates shall be 3/8" thick and tapered from 2.84" to 1.18" (nominal 2" wide) by 12" long, spaced 26" on center and no closer than 6" to any intersecting joint, installed in accordance with manufacturer's recommendations for the 6" thick slab in Building III.

      Contraction (saw-cut) joints will be installed with PD3 Basket Assemblies as provided by PNA Construction Technologies or equal. Load transfer plates shall be 3/8" thick and tapered from 2.84" to 1.18" (nominal 2" wide) by 12" long, spaced 18" on center and no closer than 6" to any intersecting joint, installed in accordance with manufacturer's recommendations for the 7" thick slab in Building II.

   G) Sawed control joint pattern shall be maximum 14'-0" o.c. Saw cuts shall a minimum of 1" and be made using an early entry dry-cut saw. Saw cutting will commence within one to four hours after completing the finishing of the floor slab.
   H) Average floor flatness rating will be FF50/FL35, with a minimum local rating of FF35/FL25.
   I) Ashford hardener / sealer will be installed on the entire slab on grade just prior to building turnover.
   J) The warehouse slabs will be poured to the outside wall along the loading docks. Loading dock pits are included per plans.
   K) All equipment run on the slab shall be equipped with wheel guards and bibs to prevent marring and staining of slab.

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CONCRETE WALL PANELS:

1. 12" thick full-height, load bearing, precast insulated concrete wall panels with reinforcing will be utilized for the exterior walls of the building.
2. Panels shall be flat exposed "plum & buff" aggregate exterior finish with decorative reveals.
3. Bottom of panels will be grouted with high-flow, non-shrink grout.
4. Areas below dock doors shall be designed with solid panels to accommodate future truck restraint mounting.
5. Entrance features and enhancements are included at the three office area entrances using tilt-up panels.

MISCELLANEOUS CONCRETE:

Two (2) concrete drive-in ramps with poured in place foundation walls and concrete slab are included.

DIVISION 5 - METALS

STRUCTURAL STEEL:

1. The structural steel structure shall be designed to meet local codes with allowable reductions in snow load capacities.
2. The buildings will be designed as a single-slope roof with a pitch ¼":1'-0".
3. The warehouse building footprint will be: Building II) 527'-0" long by 270'-0" wide for a total of 142,290 SF and Building III) 485'-0" long X 200'-0" wide for a total of 96,764 SF.
4. Building II shall be 32' minimal clear height with bay spacing of 52'-6" along the length of the building and 42'-0" wide interior bays with a 60'-0" wide speed bay. Building III shall be 28' minimum clear height with bay spacing of 54'-0" along the length of the building and 50'-0" wide at interior bays
5. All structural steel, joists, and joist girders will be factory-primed grey.
6. Roof deck will be 22-gauge, 1-1/2" deep, factory-primed white.

MISCELLANEOUS METALS:

1. 6" diameter x 8' long galvanized steel pipe bollards will be provided at exterior stairs (2 each), sprinkler risers (2 each), electrical panels (2 each), and at the top and bottom of the drive-in door ramps (4 each). All exterior bollards to be galvanized, interior bollards to be painted. Exterior bollards to be embedded in concrete to a depth of 4'. Interior bollards to be bolt down.
2. Provide two (2) – 8" diameter galvanized bollards X 8' long embed in concrete on each side of light pole locations in the truck courts.
3. Open grate exterior steel steps with platform are included along the required loading dock walls. ADA compliant handrails are included. Steps and handrail to be galvanized.
4. Two (2) roof ladders each with safety cage and access hatch will be installed at the interior of the buildings
5. Steel angle pit leveler frames
6. Angle framing will be provided for all roof openings for roof-mounted HVAC equipment.

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DIVISION 6 - CARPENTRY

ROUGH CARPENTRY:

1. Provide backing nailers, beams, cant strip, and plates. Where in contact with masonry or ground, wood is to be pressure treated. Provide fire-treated wood where required by Code.
2. Roof curbs and perimeter coping blocking shall be pressure-treated, yellow pine.

DIVISION 7 - THERMAL AND MOISTURE PROTECTION

ROOFING SYSTEM:

1. A single-ply, ballasted 60-mil, black EPDM roofing system will be installed per manufacturer's specifications.
2. The system manufacturer will be Carlisle, Firestone, or approved equal.
3. The roof is designed as sloped, with roof drains and internal downspouts discharging to underground storm water management system.
4. Above grade, horizontal portions of the roof drain piping extending 10' from the drain shall be insulated.
5. Polyisocyanurate insulation with an R-Value of 22.5 will be mechanically fastened over the deck using two layers of insulation with staggered joints.
6. Rood edge fascia and other visible flashings shall be prefinished metal.
7. A manufacturer's 15-year, full replacement value roof guarantee shall be included at a rate of $500 per building per First Industrial's negotiated rates with approved manufacturer's.
8. Two (2) 30"x54" roof hatches are included.

JOINT SEALANTS:

1. All interior and exterior concrete wall panel joints as well as perimeter of all door and window openings will be sealed with two-part polyurethane sealant.
2. All control and construction joints in the concrete dolly pads, including the joints between dissimilar materials, shall be filled with Dow Corning 888 Silicone Joint Sealant or equal.
3. Caulk floor saw cut and construction joints with MM-80 after concrete has been allowed to cure.

DIVISION 8 - DOORS AND WINDOWS

EXTERIOR METAL DOORS AND FRAMES:

1. Hollow metal doors will be used in exterior walls of the warehouse areas. Typical doors will be 1-3/4" thick insulated, flush, seamless, 18 ga. steel, reinforced at edges, bonderized and primed.
2. Hollow metal frames shall be 16 gauge, cold-rolled steel, bonderized and primed.
3. Doors shall receive heavy duty lever handle storeroom function locksets and heavy-duty closers.

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OVERHEAD DOORS:

1. 9'-0" wide x 10'-0" high manually operated doors will be provided at the loading dock areas. 12'-0" wide x 14'-0" high electrically operated overhead door will be provided at the drive-in ramps in the warehouse area.
2. Doors shall be foam core insulated with 24 gage metal front face and 24 gage interior metal backing. Each door shall have a vision panel centered in the door.
3. Doors to be manufactured by Raynor, Overhead Door, Clopay, Windsor, or equal.
4. All doors will have one vision panel, 3" full vertical lift track, steel zee guard track protection, standard cycle springs and tracks, and locking mechanisms

GLASS AND GLAZING:

1. An aluminum storefront window / entrance system and punched windows with anodized aluminum finish will be installed at the office area exterior walls.
2. 3070 medium stile entrance doors will be installed at the office area entrances including panic hardware and heavy duty closers.
3. All exterior glazing to be 1" thick, double-pane insulated, reflective, low "E", in manufacturer's standard color range.
4. 4'x4' aluminum clerestory windows are included in the exterior walls of each warehouse.

DIVISION 9 - FINISHES

OFFICE FINISHES:

1. 8' high CMU partitions with drywall partitions to roof deck are included for an electric and water service room with exterior access door only for each building.
2. A full height insulated, taped and painted demising wall running the width of Building II is included.

PAINTING:

1. Paint all exposed metal fabrications, including roof ladders, handrails and bollards.
2. Paint the exterior metal doors and frames in the warehouse area.
3. Paint interior warehouse walls in Building II white
4. All columns will be painted safety yellow to 10' a.f.f.

DIVISION 10 - SPECIALTIES

1. Building address signage and FR logo

DIVISION 11 - EQUIPMENT

1. Dock Levelers shall be 7'x8'; 30,000# capacity mechanical levelers with laminate bumpers. Provide one at each loading overhead door opening as shown on the plans.
2. Dock seals shall be foam pad type seals with coated nylon fabric cover. Provide one at each at each loading overhead door opening.

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DIVISION 12 - FURNISHINGS

None required.

DIVISION 13 - SPECIAL CONSTRUCTION

None required.

DIVISION 14 – CONVEYING SYSTEMS

None required.

DIVISION 15 - MECHANICAL

PLUMBING SYSTEMS:

1. A complete cold water system will be provided from the location of the water meter. Building II and III shall have a water line running the length of the building with a tee and shut off valve at each future entry location. A hose bib shall be provided at each entry location.
2. A complete sanitary waste and vent system will be provided. The system will include all necessary excavation/backfill, floor drains, cleanouts and a sewer main running the length of each building front and back.

FIRE PROTECTION SYSTEMS:

1. The entire building will be sprinklered with wet-pipe ESFR fire sprinkler systems.
2. The ESFR system will be hydraulically designed to provide 40 psi end head pressure to the twelve (12 ea.) most remote heads (K-17), spaced at 100 sq. ft. maximum on center. Include a hose stream allowance of 250 gpm. One electric fire pump is included for each building to provide the necessary working pressure for the system.
3. One fire department connection with two (2 ea.), 2-1/2" connections will be provided on the side of each building in location as approved by the fire department.
4. All piping, valves, sprinklers, fire extinguishers, and accessories will be in accordance with NFPA 10 and 13.
5. All shut-off valves will have tamper switches for wiring to the fire alarm panel.
6. Sprinklers located in unfinished areas or areas without ceilings shall be rough brass.

HVAC SYSTEMS:

1. The warehouse areas will utilize gas-fired, unit heating units including thermostats and all control wiring. A total of (12) units for Building II will be installed at equal spacing along the building to allow for future subdivision of the building.
2. Unit heaters and summer ventilation are provided for the electric and pump rooms.
3. The system will be designed to maintain the following (no heat loads associated with product brought in to these areas is included):
   A) Summer – Ventilation only.
   B) Winter - 45 deg. F dry bulb at an outdoor temperature of -16 deg. F dry bulb.

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4. A ventilation system will be utilized in the warehouse area consisting of wall-mounted intake louvers and roof-mounted exhaust fans. System will provide one air change per hour during summer months.
5. Furnish a complete gas piping system of schedule 40 black pipe to all HVAC equipment per gas company requirements and local code to a meter by the local utility company.

DIVISION 16 - ELECTRICAL

ELECTRICAL SYSTEMS:

1. Furnish and install a complete and operational electrical system. All work shall be in accordance with the National Electrical Code and applicable local codes.
2. Provide all disconnect switches and final connections to all electrical equipment on the project.
3. The electrical system shall include the following general items:
   - A) Coordination with the public utilities for electrical and telephone services. All work shall be in accordance with the applicable requirements of the respective utility.
   - B) Excavation, backfill and compaction for all conduits and equipment installed below grade.
   - C) All service entrance equipment, switchboard, distribution feeders, and panelboards as required for a complete and operating system.
   - D) Grounding system in accordance with the National Electrical Code.
   - E) Power and lighting branch circuits.
   - F) Lighting fixtures and convenience outlets.
   - G) Branch circuits and feeders to equipment by other trades.
   - H) Raceways, fitting, cables, and wires.
   - I) Lamps for all lighting fixtures.
   - J) Test and startup of all equipment. This shall include the verification of proper motor rotation. Adjust all phase rotations as necessary for the proper operation of all equipment.
   - K) Temporary power and lighting for construction. Coordinate temporary service location with the utility company and the Owner.
   - L) Emergency and exit lighting in accordance with Code.
   - M) Exterior building lighting and parking area lighting
   - N) Warehouse switching and contactors for lighting
   - O) Quad receptacle outlets next to each dock door

UTILITY SERVICES:

1. Contact the local utility companies and arrange and install the new temporary electrical service for construction, the permanent electrical service, and the permanent telephone service.
2. All work shall be in accordance with the rules and regulations of the respective utility.
3. Furnish and install (4) 6" electrical service conduits and (2) 4" teledata conduits with long elbow sweeps that extend from the service point on the property to the electrical room. Install a ¾" plywood terminal board in the electrical room to terminate the incoming service conduits.

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4. Clearfield's portion of Building II electric service, shall be supplied by a dedicated 1,200 amp, 480/277 volt, 3-phase secondary service from the utility company pole. Service entrance conduits, cables, transformer pads, metering, secondary switchgear and grounding will be provided in accordance with the utility company's specifications. Ground fault will be provided per Code. Service to enter the building in the end of the loading dock wall.
5. Building III electric service shall be supplied by a 1,200 amp, 480/277 volt, 3-phase secondary service from the utility company pole. Service entrance conduits, cables, transformer pads, metering, secondary switchgear and grounding will be provided in accordance with the utility company's specifications. Ground fault will be provided per Code. Service to enter the building in the end of the loading dock wall.
6. The main switchgear will be configured as follows: In the pull section there will be buss bars set up to go left and right for existing and future power requirements. The setup consists of a 2,500 amp meter and breaker on the left side and then a distribution section to this breaker to power the panels that are being powered at this time. If the building remains a single tenant more breakers would be added in the distribution section to power the distribution panels as needed. There are provisions for (3) future 800 amp breakers for this scenario. If the building changes to multi-tenant, sections will be added to the right side of this gear to accommodate individual metering for each tenant. The left side of the gear may need to be abandoned due to the power company requirement for a load and line side disconnect for each tenant. Refer to the single line diagram on the last page of this document.
7. A separate house panel shall be included for each building.
8. Electric service to Clearfield's space in Building II shall have separate metering from other tenants.
9. Gas service to Clearfield's space in Building II shall have separate metering from other tenants.

LIGHTING SYSTEMS:

1. Warehouse area lighting to consist of 400W T5HO fluorescent fixtures with individual motion sensors as manufactured by Lithonia Lighting or equal. A central control point is included adjacent to the future main office to control all lighting in the warehouse. The occupancy sensors will be installed on the light fixtures and set to come on for 30 minutes. Include lighting for Building II at 1 fixture per bay.
2. Site Lighting:
   - A) LED Wall Packs mounted on the exterior of the building
   - B) LED fixtures on poles as approved by Brooklyn Park
   - C) Concrete pole bases set back at least 5' from back of curb. Areas at truck parking to be set back 12' from back of curb. Coordinate pole locations to coincide with line striping locations.
   - D) Trenching, backfilling, conduit, boxes, and copper wire to connect the aforementioned.
   - E) Photo cell.
   - F) Time clock and contactors.
   - G) Soffit lights at building entries
3. The following areas shall have an average initial illumination as stated below at 36" above finished floor:

Warehouse area (empty):	1 per bay

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Site Lighting – Parking/Docks	Per Brooklyn Park
Site Lighting @ Sidewalks/Entrances	Per Brooklyn Park

EMERGENCY POWER / LIGHTING SYSTEM:

1. Furnish and install an emergency lighting and exit sign system that complies with Code. Exit lights shall be located as required by Code as well as above each exit door.

FIRE PROTECTION MONITORING SYSTEM:

1. Furnish and install a central monitoring alarm panel in each building to monitor the flow and tamper switches of the fire protection system in the warehouse areas, all in accordance with applicable Code.

EXCLUSIONS

1. S.A.C. & W.A.C. fees; Park fees
2. American Institute of Bankers requirements.
3. Specific insurance carrier requirements beyond requirements set forth herein.
4. Builders Risk Insurance.
5. Performance Bond.
6. Installation and hook-up of tenant furnished equipment.
7. Utility company connection or other fees.
8. Removal of hazardous material, removal of fuel oil, asbestos and lead paint abatement.
9. Radon detection or remediation.
10. Vapor barrier below warehouse area slab on grade.
11. Office furnishings, lockers, and window treatments.
12. Racking or material handling equipment.
13. Trash compactors.
14. In-rack sprinkler system.
15. Smoke or draft curtains, smoke vents, or smoke evacuation system.
16. Furnishing and installing any and all cranes.
17. Emergency generator or transfer switch(es).
18. Any provisions for a battery charging area.
19. Extensive grounding systems.
20. Lightning protection system.
21. Computer and telephone systems and wiring.
22. Security/fire alarm system beyond requirements set forth herein.
23. Air compressors and equipment.
24. Reinforcing of concrete slab on grade or above standard floor flatness or levelness requirements.

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LEASE EXHIBIT D

Confirmation Of Commencement Date

S A M P L E – Do not fill out until document is required

[Date]

[Tenant’s Name and Address]

RE:           [Describe lease, by title and date (the “Lease”); name Landlord and Tenant]

Dear [Name of Contact Person at Tenant]:

This letter shall confirm that the Commencement Date for the above-referenced Lease is [specify Commencement Date].

[Name of Tenant], as Tenant, hereby acknowledges the following:  (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) Landlord is not in default under the Lease except: _____________; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease except: _______________________.

Our records indicate the following information for the [Number of square feet comprising Premises] square feet of space:

Commencement Date:	____________________ 20__
Base Rent Commencement Date:	____________________ 20__
Next Monthly Base Rent Due:	____________________ 20__
Operating Expense Commencement Date:	____________________ 20__
Lease Expiration Date:	____________________ 20__

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office.  I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter.  Please contact me at any time should you have questions regarding the lease, building, or any related manner.

Do not sign until document is required

Sincerely,	Acknowledged and Agreed to this ___ day of ___________________________, 20____

[Name]	[Name of Tenant]
Property Manager
By:
Title:

LEASE EXHIBIT E

Broom Clean Condition and Repair Requirements

•	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

•
All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator).  This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation.  All door panels that are replaced shall be painted to match the Building standard.

•	All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

•
HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition.  This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans.  Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

•	All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

•
The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them.  Flooring shall be free of excessive dust, dirt, grease, oil and stains.  Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

•	Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

•
There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched.  If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•	All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

•	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

•
All mechanical and electrical systems shall be left in a safe condition that conforms to code.  All low voltage wiring shall be removed from the Premises and any damage caused by such removal shall be repaired to Landlord’s reasonable satisfaction.  Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

•	All dock bumpers shall be left in place and well-secured.

•	Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

•	All trash shall be removed from both inside and outside of the Building.

•	All signs in front of Building and on glass entry door and rear door shall be removed.

LEASE EXHIBIT F

Rules & Regulations

1.             No part of the Premises or Common Areas shall be used for any purpose other than as permitted by the zoning regulations of the County in which the Premises is located for the type of zoning given in Exhibit A or as stipulated in the Lease.

 2.            No materials or products shall be manufactured or stored that constitute a nuisance or cause the emission of noxious odors or gases or smoke.  No burning of materials, outside or inside the Premises, will be permitted.

 3.            No fence, wall, loading facility, outside storage facility, or permanent improvements will be erected or constructed without the prior written approval of the Landlord.

 4.            Tenants will keep their Premises safe, clean, neat and provide for the removal of trash from their Premises.  No pets will be allowed on the Premises.

 5.            No materials, supplies or products shall be stored outside without the prior written approval of the Landlord.

 6.            Tenants shall not cause or make an excessive noise, odor, harmful sewage or vibration that could be deemed objectionable to other tenants.

 7.            No signs are to be erected other than the standard format.  Signs are not to be erected other than on the space provided for the Premises.

 8.            Each tenant is to maintain a pest control program appropriate to their Use.

 9.            A fifteen (15) mile-per-hour speed limit is to be observed within the Premises.

10.           All enterprises are to be conducted in a business-like manner.

LEASE EXHIBIT G
Tenant Contact Information

Marketing/Leasing Contact:			Operations/Tenant Improvements Contact:
Name:	Cheryl P. Beranek		Name:	Daniel Herzog
Address:	5480 Nathan Lane, Plymouth, MN 55442		Address:	5480 Nathan Lane, Plymouth, MN 55442

Email:			Email:
Phone:	763-476-6866	Office or Cell?	Phone:	763-476-6866	Office or Cell?
Fax:			Fax:

Property Evaluation Survey Contact:		Emergency Contact:
Name:		Name:	Daniel Herzog
Address:		Address:	5480 Nathan Lane, Plymouth, MN 55442

Email:		Email:
Phone:	Office or Cell?	Phone:	763-476-6866	Office or Cell?
Fax:		Fax:

Accounting - Billing Contact (Please include the address you would like the monthly statements mailed to):
Name:	Attention: Accounts Payable
Address:	5480 Nathan Lane, Plymouth, MN 55442

Email:
Phone:	763-476-6866	Office or Cell?
Fax:

ADDENDUM - RIGHT OF FIRST OPPORTUNITY
TO LEASE CONTIGUOUS SPACE

This Addendum (“Addendum”) is a part of and incorporated into that certain Standard Form Industrial Building Lease (the “Lease”; the Lease together with the Addendum shall be collectively referred to herein as the “Lease”) dated as of September 9, 2014.

Landlord hereby covenants and agrees that Tenant shall have a “Right of First Opportunity” to lease any space that (i) is contiguous to the Premises initially leased to Tenant, under and as of the date of this Lease and (ii) becomes available in the facility in which the Premises are located (the “Building”) during the Term (an “Additional Space”).  Such Right of First Opportunity is granted on and subject to the following terms and conditions:

1. If, when and as (a) Landlord becomes aware that an Additional Space will become available for lease to a third party, and (b) Landlord is prepared to deliver to a potential third party tenant a proposal to lease such Additional Space, Landlord shall promptly notify Tenant, in writing (a “ROFO Notice”).  Tenant shall then have the right to lease the Additional Space if, when and as the same becomes available, and on the terms and conditions hereinafter set forth.

2. The ROFO Notice shall describe the economic and other relevant terms and conditions upon which Landlord is prepared to lease the Additional Space to a third party tenant (the “ROFO Terms”), including, but not limited to, the term for which the Additional Space is to be leased (the “Additional Space Term”); the commencement date of that lease term; the per annum, per square foot base rent proposed to be charged by Landlord for the Additional Space (the “Rental Rate”); and all (if any) monetary concessions that Landlord is prepared to offer to such third party in consideration of its lease of the Additional Space.

3. Upon Landlord’s delivery of the ROFO Notice, Tenant shall have ten (10) days (“ROFO Response Period”) in which to advise Landlord, in writing (the “ROFO Response”), whether or not Tenant desires to exercise its Right of First Opportunity and lease all (but not some portion) of the Additional Space on all of the ROFO Terms, except as otherwise specifically provided below in this addendum.

4. If Tenant fails to timely deliver a ROFO Response (or, if Tenant timely delivers the ROFO Response, but declines to lease all of the Additional Space on the ROFO Terms), then Tenant shall automatically be deemed to have irrevocably waived its Right of First Opportunity with respect to its opportunity to lease Additional Space.  In that event, Landlord shall be free to lease the Additional Space to one or more third party tenants (a “ROFO Lease”).

5. If Tenant timely delivers a ROFO Response and advises Landlord of its desire to lease the entirety of the Additional Space on the ROFO Terms set forth in the applicable ROFO Notice, then, within ten (10) business days of Tenant’s delivery of the ROFO Response to Landlord, Landlord and Tenant shall execute and enter into an amendment to this Lease, pursuant to which amendment Tenant shall lease the Additional Space on all of the terms, conditions and limitations set forth in this Lease, except that (i) the annual Base Rent for the Additional Space shall be the product of (x) the Rental Rate and (y) the number of rentable square feet comprising the Additional Space; (ii) Tenant’s Proportionate Share shall be appropriately adjusted (increased) to account for the additional square footage comprising the Additional Space; (iii) the definition of the Premises shall be amended to include the Additional Space; and (iv) the Term of this Lease shall remain unchanged with respect to the Premises initially leased hereunder; however, the Term for the Additional Space only shall be as set forth in the ROFO Terms.  Notwithstanding anything to the contrary contained in this Lease and except to the extent otherwise expressly set forth in the ROFO Notice, if Tenant timely delivers a ROFO Response, Tenant shall be obligated to lease the entirety of that Additional Space on a strictly “as-is,” “where-is” basis, without any tenant improvements, alterations, modifications, representations or warranties of any nature whatsoever from Landlord.

6. Tenant specifically acknowledges and agrees that its Right of First Opportunity shall not apply to the renewal or extension of any existing lease (as of the date of this Lease) in the Building, whether pursuant to a renewal right or otherwise, nor shall the Right of First Opportunity apply with respect to any expansion of space, or relocation to alternative space, by an existing tenant (as of the date of this Lease) in the Building.

7. Tenant shall have no right to exercise (or to preserve the prior exercise of) the Right of First Opportunity if and to the extent that Tenant has been or currently is in Default under the Lease at either or both of (a) the date Landlord would otherwise be obligated to deliver a ROFO Notice; and (b) at any time thereafter prior to the applicable commencement date for the lease of the Additional Space (after timely delivery of a ROFO Response by Tenant).  In the event of such a default by Tenant, Tenant shall be deemed to have irrevocably waived its Right of First Opportunity during the period of time that any such default remains uncured (to Landlord’s reasonable satisfaction); therefore, (i) during a period of default, Landlord shall have no obligation to deliver a ROFO Notice; and (ii) if Landlord delivers a ROFO Notice, and Tenant timely delivers a ROFO Response, advising of Tenant’s election to lease the then-applicable Additional Space, but Tenant then defaults after its delivery of the ROFO Response, then such ROFO Response shall immediately be automatically and irrevocably rendered null and void, whereupon Landlord shall be free to lease the then-applicable Additional Space to any party Landlord desires, and on whatever terms Landlord deems appropriate.

8. The Right of First Opportunity created hereby is granted to Tenant only for the Initial Term.  The Right of First Opportunity created hereby shall be null and void as of the expiration of the Initial Term.

ADDENDUM - TENANT’S TERMINATION OPTION

This Addendum (“Addendum”) is a part of and incorporated into that certain Standard Form Industrial Building Lease (the “Lease”; the Lease together with the Addendum shall be collectively referred to herein as the “Lease”) dated as of September 9, 2014.

Notwithstanding anything to the contrary contained herein, Tenant shall have a one-time option to terminate this Lease (“Termination Option”) effective as of the last day of the eighth (8th) year of the Term after Tenant commenced paying Base Rent (the “Termination Date”) in accordance with the following terms and conditions:

1.
Tenant Gives Notice.  If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option, which shall be delivered by certified mail, which Termination Notice must be received by Landlord no later than the date that is 12 full months prior to the Termination Date.  Time is of the essence with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Clause.

2.
Termination Date.  If Tenant gives the Termination Notice and complies with all the provisions in this Clause, the Lease shall terminate at 11:59 p.m. on Termination Date (which, so long as the Commencement Date does not change pursuant to Section 5, and stays January 1, 2015, shall mean February 28, 2023).

3.
Termination Fee Must Accompany Notice.  In order for such Termination Notice to be effective, it must be accompanied by the termination fee in the amount of $214,012.48, which termination fee shall be payable only in cash or certified funds.

4.
Tenant’s Obligation Survives Termination.  Tenant’s obligations to pay Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

5.
Owner May Cancel and Void Termination if Tenant in Default.  Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option (in accordance with Paragraph 1 hereof) up to and including the Termination Date Tenant shall be in Default of this Lease, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Lease Term hereof unaffected by Tenant’s exercise of the Termination Option.  If Landlord does not cancel Tenant’s exercise of the Termination Option after Tenant’s Default, Tenant shall cure any Default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

6.
Tenant Shall Surrender Space by Termination Date.  In the event Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and, in accordance with the provisions of this Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.

7.
Failure to Surrender Makes Tenant a Holdover.  If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover tenant from and after the Termination Date, and in such event, Tenant shall be liable to Landlord for Rent for every month of the holdover in an amount equal to150% of Base Rent last prevailing hereunder , and shall also be liable to Landlord for all costs and expenses incurred by Landlord in securing possession of the Premises.  Landlord may accept any such sums from Tenant without prejudice to Landlord’s right to evict Tenant from the Premises by any lawful means.

8.
Lease Ceases After Termination.  If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease as the expiration date of the Term hereof.

ADDENDUM – RENEWAL OPTION

1          Tenant shall have the option (“Renewal Option”) to renew this Lease for one additional term of three (3) years (“Renewal Term”), on all the same terms and conditions set forth in this Lease, except that Base Rent during the Renewal Term shall be as specified in paragraph 2 below. Tenant shall deliver written notice to Landlord of Tenant’s election to exercise the Renewal Option (“Renewal Notice”) not less than nine (9) months prior to the expiry date of the original Term; and if Tenant fails to timely deliver the Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the Renewal Option.

2           During the Renewal Term, the Base Rent payable for the first year of the Renewal Term shall increase by 2.5% over the Base Rent payable for the last month of the initial Term, and for each successive year of the Renewal Term, Base Rent shall increase by 2.5% over the Base Rent prevailing in the prior calendar year.

3          The Renewal Option is granted subject to all of the following conditions:

(a)
As of the date on which Tenant delivers its Renewal Notice and continuing through the commencement date of the Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a Default by Tenant under this Lease.

(b)	There shall be no further right of renewal after the expiration of the Renewal Term.